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                    [CHAMPION ENTERPRISES, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg                  Colleen T. Bauman
Chief Financial Officer             Investor Relations
(248) 340-9090                      (248) 340-7731

                           CHAMPION ENTERPRISES, INC.
                               ANNOUNCES AMENDMENT
                             TO BANK CREDIT FACILITY

               $20 MILLION FLOOR PLAN LINE OF CREDIT ALSO APPROVED

         AUBURN HILLS, MICH., NOVEMBER 21, 2000--CHAMPION ENTERPRISES, INC. (NYSE: CHB), the nation's leading housing manufacturer, today announced that it has amended its bank credit facility, which is a five-year revolving credit agreement entered into in 1998. The company currently has no borrowings under the facility and $33 million of letters of credit outstanding to support insurance obligations and industrial revenue bond financing.

         Executive Vice President and Chief Financial Officer, Anthony S. Cleberg, commented, "We are pleased to announce this amendment, which reflects our bank group's continued support and confidence in us. We are also encouraged that our efforts to diversify our floor plan borrowings have resulted in a $20 million floor plan line of credit with Deutsche Bank. We continue to work with other lenders to further diversify our floor plan financing."

         Under the terms of the amended facility, through February 28, 2001 Champion has $45 million of availability under a revolving line of credit, with a $35 million sublimit for letters of credit and a $10 million sublimit for cash borrowings thereunder. From March 1, 2001 through May 4, 2003, the Company's availability under the facility increases to $75 million, with a $35 million sublimit for letters of credit. The facility may be increased to $90 million upon approval by a majority of the Company's banks. Availability under the line is subject to a borrowing base. Certain of Champion's assets are pledged to support amounts outstanding under the amended facility. The agreement contains covenants which, among other things, limit additional indebtedness and capital expenditures, and require maintenance of certain financial performance levels and a minimum net worth.



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CHB/2


         "Champion is focused on liquidity, working capital turns, and cost reductions during challenging current market conditions. We are pleased to report that since third quarter end we have reduced our floor plan borrowings by $9 million and as of November 4, 2000 had $120 million outstanding. In the first nine months of 2000, we generated $82 million in cash flow from operations and are working to strengthen our balance sheet. This amended facility and floor plan line of credit should provide us with short-term liquidity and flexibility to determine the most beneficial long-term capital structure," Cleberg concluded.

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced more than 1.5 million homes since the company was founded. The company operates 53 homebuilding facilities in 17 states and western Canada. In addition to 276 company-owned retail stores, its homes are sold by more than 1,000 Alliance of Champions locations. Further information can be found at the company's website, www.championhomes.net.

         This news release contains certain statements, including assessments of short-term and long-term prospects, liquidity, and capital structure, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These risk factors include fluctuations in the capital markets and other factors as discussed in the company's most recently filed Form 10-K, and this discussion regarding risk factors is incorporated herein by reference.

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